Exhibit (a)(1)(F)

IMMEDIATE ATTENTION REQUIRED

March 21, 2007

Re: S1 Corporation Tender Offer

Dear S1 Corporation 401(k) Savings Plan Participant:

The enclosed tender offer materials and Trustee Direction Form require your immediate attention. These materials are being sent to you because you are a participant in the S1 Corporation 401(k) Savings Plan (the “Plan”). However, this letter is only applicable to you if all or a portion of your individual account is invested in S1 Corporation common stock.  The tender offer materials describe an offer by S1 Corporation to purchase up to $55,000,000 in value of shares of its common stock, $0.01 par value per share (the “Shares”), at a price not greater than $5.75 nor less than $5.25 per share, net to the seller in cash, without interest (the “Offer”). As described below, you have the right to instruct SunTrust Bank (“SunTrust”), as trustee of the Plan, concerning whether to tender Shares attributable to your individual account under the Plan. You will need to complete the enclosed Trustee Direction Form and fax it to SunTrust at 404-827-6872 by 4:00 p.m., Eastern Time, by April 13, 2007, unless the Offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the expiration date of the Offer. SunTrust will fax back to you a confirmation at the number that you indicate on the Trustee Direction Form at the end of this letter.

You may determine the number of Shares in your Plan account by calling the SunTrust Service Center via PlanLine at 1-888-816-4015 or by going to the PlanLink website at: www.suntrust.com/retirementsolutions. Please note that the number of Shares credited to your Plan account may change prior to the expiration of the Offer as a result of any additional contribution or investment changes that you may make.

The remainder of this letter summarizes the transaction, your rights under the Plan and the procedures for completing and submitting the Trustee Direction Form. You should also review the more detailed explanation provided in the Offer to Purchase, dated March 21, 2007 (the “Offer to Purchase”), enclosed with this letter.

BACKGROUND

S1 Corporation (“S1”) has made an Offer to its stockholders to tender up to $55,000,000 in value of shares of its common stock, $0.01 par value per share, for purchase by S1 at a price not greater than $5.75 nor less than $5.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase. S1 will select the lowest purchase price (in multiples of $.10) that will allow it to purchase up to $55,000,000 in value of shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. All Shares acquired in the Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

The enclosed Offer to Purchase sets forth the objectives, terms and conditions of the Offer and is being provided to all of S1’s stockholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

The Offer extends to the Shares held by the Plan. As of March 16, 2007, the Plan had approximately 574,070 Shares allocated to participant accounts. Only SunTrust, as trustee of the Plan, can tender these Shares in the Offer. Nonetheless, as a participant under the Plan who holds S1 Shares, you have the right to direct SunTrust whether or not to tender some or all of the Shares attributable to your individual account in the Plan, and at what price or prices. Unless otherwise required by applicable law, SunTrust will tender Shares attributable to participant accounts in accordance with participant instructions and SunTrust will not tender Shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Trustee Direction Form and fax it to SunTrust at 404-827-6872 by 4:00 p.m., Eastern Time, by April 13, 2007, you will be deemed to have elected not to participate in the Offer and no Shares attributable to your Plan account will be tendered.

LIMITATIONS ON FOLLOWING YOUR DIRECTION

The enclosed Trustee Direction Form allows you to specify the number of the Shares attributable to your account that you wish to tender and the price or prices at which you want to tender Shares attributable to your account. As detailed below, when SunTrust tenders Shares on behalf of the Plan, they may be required to tender Shares on terms different than those set forth on your Direction Form.

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the trust agreement between S1 and SunTrust prohibit the sale of Shares to S1 for less than “adequate consideration” which is defined by ERISA for a publicly traded security as the price of the security prevailing on a national securities exchange. SunTrust will determine “adequate consideration,” based on the prevailing market price of the Shares on NASDAQ on or about the date the Shares are tendered by SunTrust (the “prevailing market price”). To determine the prevailing market price, SunTrust will look to the NASDAQ Official Close Price as listed on Nasdaq.com. Accordingly, depending on the prevailing market price of the Shares on such date, SunTrust may be unable to follow participant directions to tender Shares to S1 at certain prices within the offered range. SunTrust will tender or not tender Shares as follows:

•	If the prevailing market price is greater than the maximum tender price offered by S1 ($5.75 per Share), notwithstanding your direction to tender Shares in the Offer, the Shares will not be tendered.

•	If the prevailing market price is lower than the price at which you direct Shares be tendered, notwithstanding the lower closing market price, SunTrust will follow your direction both as to the number of Shares to tender and as to the price at which such Shares are tendered.

•	If the prevailing market price is greater than the price at which you direct the Shares be tendered but within the range of $5.25 to $5.75, SunTrust will follow your direction regarding the number of Shares to be tendered, but will increase the price at which such Shares are to be tendered to the lowest tender price that is not less than prevailing market price.

•	If the prevailing market price is within the range of $5.25 to $5.75, for all shares directed to be tendered at the “per Share purchase price to be determined pursuant to the tender offer”, SunTrust will tender such Shares at the lowest tender price that is not less than the prevailing market price.

Unless otherwise required by applicable law, SunTrust will not tender Shares for which it has received no direction, or for which it has received a direction not to tender. SunTrust makes no recommendation as to whether to direct the tender of Shares or whether to refrain from directing the tender of Shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISIONS.

CONFIDENTIALITY

To assure the confidentiality of your decision, SunTrust and their affiliates or agents will tabulate the Direction Forms. Neither SunTrust nor their affiliates or agents will make your individual direction available to S1.

PROCEDURE FOR DIRECTING TRUSTEE

The enclosed Trustee Direction Form should be faxed to SunTrust at 404-827-6872 by 4:00 p.m., Eastern Time, by April 13, 2007. The Trustee will fax back a confirmation to the number that you indicate on the Trustee Direction Form. Please make sure you keep both a blank and completed form for your files.

If you do not properly complete the Trustee Direction Form or do not return it by the deadline specified, such Shares will be considered NOT TENDERED.

To properly complete your Trustee Direction Form, you must do the following:

(1) CHECK THE FIRST BOX if you wish to tender Shares and complete the table immediately below the Box. Specify the number of Shares attributable to your individual account that you want to tender at each price indicated.

You may direct the tender of Shares attributable to your account at different prices. To do so, you must state the number of Shares to be sold at each price by filling in the number of such Shares on the line immediately before the price. Also, you may elect to accept the per Share purchase price to be determined pursuant to the tender offer, which will result in receiving a price per Share as low as $5.25 or as high as $5.75. Leave a given line blank if you want no Shares tendered at that particular price.

(2) Provide your Social Security Number and return fax number on the Trustee Direction Form. Then Date and sign the Trustee Direction Form in the space provided.

(3) Fax the Trustee Direction Form to SunTrust at 404-827-6872 by 4:00 p.m., Eastern Time, by April 13, 2007, unless the Offer is extended, in which case the participant deadline shall be three business days prior to the expiration date of the Offer.

Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., Eastern Time, by April 13, 2007, unless the Offer is extended. In order to make an effective withdrawal, you must check the second box and indicate the number of shares that you wish to withdraw. Upon receipt of the completed and signed Trustee Direction Form, your previous instructions will be deemed canceled. You may direct the re-tendering of any Shares attributable to your individual account by obtaining an additional Trustee Direction Form and repeating the previous instructions for directing tender as set forth in this letter. If you did not keep a blank copy of the Trustee Direction Form, you may call 404-588-7195 to obtain another form.

After the deadline for returning the Trustee Direction Form to SunTrust, SunTrust and their affiliates or agents will complete the tabulation of all tendered Shares. SunTrust will tender the appropriate number of Shares on behalf of the Plan.

S1 will then buy all Shares, up to $55,000,000 in value of shares, that were properly tendered through the Offer. If there is an excess of Shares tendered, Shares tendered may be subject to proration, as described in the Offer to Purchase. For any Shares in the Plan that are tendered and purchased by S1, S1 will pay cash to the Plan. INDIVIDUAL PARTICIPANTS IN THE PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE PLAN. Any Shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the Plan.

The preferential treatment of holders of fewer than 100 Shares, as described in the Offer to Purchase, will not apply to participants in the Plan, regardless of the number of Shares held within their individual accounts. Likewise, the conditional tender of Shares, as described in the Offer to Purchase, will not apply to the participants in the Plan.

EFFECT OF THE OFFER ON YOUR ACCOUNT

As of 4:00 p.m., Eastern Time, on April 13, 2007, withdrawals, loans and distributions involving the S1 Shares attributable to your Plan account which you tendered will be unavailable. However if you hold Shares in your Plan account that you did not tender, those Shares will be available for any transactions as permitted by the Plan. Balances in S1 Shares will be utilized to calculate amounts eligible for loans and withdrawals throughout this restriction period. Please note, these restrictions DO NOT impact your ability purchase additional S1 Shares in your Plan account.

If you directed SunTrust to tender some or all of the Shares attributable to your account, to the extent those directions can be followed as described in the LIMITATIONS ON FOLLOWING YOUR DIRECTION section above, SunTrust will transfer that number of Shares into a separate stock fund (the “tender holding fund”) within your individual Plan account.  Following this transfer, you will regain access to all exchanges out, loans, withdrawals and distributions for the non-tendered Shares in your account. The Shares transferred into the tender holding fund will be frozen to all transactions other than those related to the processing of the Offer.

While participants will not recognize any immediate tax gain or loss as a result of the tender offer, the tax treatment of future withdrawals or distributions from the Plan may be adversely impacted by a tender and sale of shares within the Plan. Specifically, under current federal income tax rules, if you receive from the Plan a lump sum distribution that includes the S1 shares that have increased in value while they were held by the Plan, under certain circumstances, you may have the option of deferring paying taxes on this increase in value, until you sell the shares. This is referred to as net unrealized appreciation. When the shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain. If shares credited to your individual Plan account are purchased by S1 in the tender offer, you will no longer be able to take advantage of this tax benefit on these shares.

INVESTMENT OF PROCEEDS

SunTrust will invest proceeds received with respect to Shares attributable to your account in the SunTrust Retirement Stable Asset Fund (B) as soon as administratively possible after receipt of proceeds. For all Shares tendered on your behalf that are accepted for purchase by S1, SunTrust will process an exchange from the tender holding fund, at a price equal to the final purchase price determined by the Offer, into the SunTrust Retirement Stable Asset Fund (B). For all Shares tendered on your behalf that are NOT accepted for purchase by S1, such Shares will be transferred back into your common stock fund account. At that time, for all of the Shares attributable to your account, you will have access to all transactions normally available to S1 common stock, subject to Plan rules.

SunTrust anticipates that the processing of participant accounts will be completed five to seven business days after receipt of these proceeds. You may call the SunTrust Service Center via PlanLine at 1-888-816-4015 or access your account via PlanLink at: www.suntrust.com/retirementsolutions after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of Shares which were invested in the SunTrust Retirement Stable Asset Fund (B) invested in other investment options offered under the Plan.

SHARES OUTSIDE THE PLAN

If you hold Shares outside of the Plan, you will receive, under separate cover, Offer materials to be used to tender those Shares. Those Offer materials may not be used to direct SunTrust to tender or not tender the Shares attributable to your individual account under the Plan. Likewise, the tender of Shares attributable to your individual account under the Plan will not be effective with respect to Shares you hold outside of the Plan. The direction to tender or not tender Shares attributable to your individual account under the Plan may only be made in accordance with the procedures in this letter. Similarly, the enclosed Trustee Direction Form may not be used to tender Shares held outside of the Plan.

FURTHER INFORMATION

If you require additional information concerning the procedure to tender Shares please call Morrow & Co, the Information Agent, toll free at (800) 607-0088.

Sincerely,

SunTrust Bank, Trustee for the
S1 Corporation 401(k) Savings Plan

TRUSTEE DIRECTION FORM
S1 CORPORATION TENDER OFFER
BEFORE COMPLETING THIS TRUSTEE DIRECTION FORM, PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS.

PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., EASTERN TIME ON APRIL 13, 2007, UNLESS THE TENDER OFFER IS EXTENDED, THE S1 SHARES ATTRIBUTABLE TO YOUR ACCOUNT UNDER THE PLAN WILL NOT BE TENDERED OR THE WITHDRAWAL OF YOUR TENDER WILL NOT BE WITHDRAWN IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

SunTrust Bank (“SunTrust”) makes no recommendation to any participant in the S1 Corporation 401(k) Savings Plan (the “Plan”) as to whether to tender or not, or at which prices. Your direction to SunTrust will be kept confidential.

This Trustee Direction Form, if properly signed, completed and faxed to SunTrust at 404-827-6872 in a timely manner, will supersede any previous Direction Form.

Date
Name (Print)
Social Security Number
Return Fax Number
Signature

In connection with the Offer to Purchase made by S1 Corporation, dated March 21, 2007, I hereby instruct SunTrust to process my request on the                 (indicate number of Shares) shares attributable to my account under the Plan, unless a later deadline is announced, as follows (check only one box and complete):

☐	Please TENDER shares attributable to my individual account under the Plan in the number(s) indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price.

Number of Shares to be Tendered:

                 at $5.25
                 at $5.35
                 at $5.45
                 at $5.55
                 at $5.65
                 at $5.75
                 at TBD**

** By entering number of shares on this line (i.e. TBD), the undersigned is willing to accept the Purchase Price resulting from the “modified Dutch Auction”, for the percentage of shares elected. This could result in receiving a price per share as low as $5.25 or as high as $5.75 per share.

☐	Please WITHDRAW my previous tender of Shares on (date of previous tender) as follows:

at $5.25 at $5.35 at $5.45 at $5.55 at $5.65 at $5.75 at TBD**